Exhibit 23(f)

Accounting • Tax • Advisory	CohnReznick LLP 525 North Tryon Street Suite 1000 Charlotte, NC 28202-0210

Main: 704-332-9100 Fax: 704-332-6444
cohnreznick.com

April 23, 2013

To the Board of Directors and Stockholders:

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2013 with respect to the statement of revenues and certain expenses of Charleston Plaza - Mountain View, California for the year ended December 31, 2011; and to the use of our report dated February 27, 2013 with respect to the statement of revenues and certain expenses of Pacific Coast Corporate Park - 3985 70th Avenue East - Fife, Washington for the year ended December 31, 2011; and to the use of our report dated February 27, 2013 with respect to the statement of revenues and certain expenses of Pacific Coast Corporate Park - 3995 70th Avenue East - Fife, Washington for the year ended December 31, 2011; and to the use of our report dated March 4, 2013 with respect to the statement of revenues and certain expenses of Valencia Town Center - Valencia, California for the year ended December 31, 2011; in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account.

CohnReznick LLP

Charlotte, North Carolina

CohnReznick is an independent member of Nexia International